Exhibit 3.1

AMENDMENT NO.1 TO THE AMENDED AND RESTATED

CERTIFICATE OF FORMATION OF ATWOOD OCEANICS, INC.

The Amended and Restated Certificate of Formation of Atwood Oceanics, Inc., a Texas company (the “Company”), filed February 14, 2013 (the “Certificate of Formation”), is hereby amended as of February 19, 2014, as follows:

Article IV, Section A. Authorized Amount of Capital Stock, of the Certificate of Formation, which sets forth our currently authorized capital stock, is amended to read in its entirety as follows:

ARTICLE IV.

A. AUTHORIZED AMOUNT OF CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is one hundred eighty–one million (181,000,000) shares of capital stock, of which one hundred eighty million (180,000,000) shares shall be common stock (the “Common Shares”) each with a par value of $1.00 per share, and of which one million (1,000,000) shares, each without par value, shall be preferred stock (the “Preferred Shares”).

The remaining text of Article IV will remain unchanged.

DATED: February 19, 2014	ATWOOD OCEANICS, INC.

	By:	Walter A. Baker
Walter A. Baker
Vice President, General Counsel and Corporate Secretary